Exhibit 5.2
PARKER DRILLING COMPANY

Ronald C. Potter
Vice President, General Counsel and Corporate Secretary
September 16, 2005
Parker Drilling Company
1401 Enclave Parkway, Suite 600
Houston, Texas 77077
Ladies and Gentlemen:
I am the Vice President and General Counsel of Parker Drilling Company, a Delaware corporation (the “Company”), and in such capacity I have advised the Company in connection with Amendment No. 1 to the Registration Statement on Form S-4 filed on the date hereof (File No. 333-126669) (the “Registration Statement”) by the Company and the additional registrants named therein with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to an offer to exchange an aggregate principal amount of up to $50,000,000 of 9?% Senior Notes due 2013 of the Company (the “Exchange Notes”), which will have been registered under the Securities Act, for an equal principal amount of the Company’s outstanding 9?% Senior Notes due 2013 (the “Original Notes”).
The Original Notes were, and the Exchange Notes will be, issued under an Indenture, dated as of October 10, 2003 (the “Indenture”), between the Company, the subsidiary guarantors named therein (the “Guarantors”) and JPMorgan Chase Bank, as Trustee. The Exchange Notes will be unconditionally and irrevocably guaranteed (the “Guarantees”) as to payment of principal, premium, if any, and interest by each of the Guarantors pursuant to the Indenture.
In connection with the opinion set forth below, I have examined (i) the Registration Statement; (ii) the Indenture; (iii) the charter, bylaws or other constitutive documents of each of the Guarantors listed on Schedule I hereto (the “Oklahoma Guarantors”), each as amended to the date hereof; and (vi) certain resolutions of the Board of Directors of the Oklahoma Guarantors. I also have made such investigations of law and examined originals or copies of such other documents and records as I have deemed necessary and relevant as a basis for the opinion hereinafter expressed. With your approval, I have relied as to certain matters on information obtained from public officials, officers of the Oklahoma Guarantors and other sources believed by me to be responsible. In the course of the foregoing investigations and examinations, I have assumed (i) the genuineness of all signatures on, and the authenticity of, all documents and records submitted to me as originals and the conformity to original documents and records of all documents and records submitted to me as copies; and (ii) the truthfulness of all statements of fact set forth in the documents and records examined by me.

Parker Drilling Company
September 16, 2005

Based on the foregoing and subject to the qualifications, limitations and assumptions set forth herein, and having due regard for such legal considerations as I deem relevant, I am of the opinion that:
1.	Each of the Oklahoma Guarantors has been duly incorporated, formed or organized, as the case may be, and is an existing corporation, limited liability company or limited partnership, as the case may be, in good standing under the laws of Oklahoma.

2.	The Indenture has been duly authorized, executed and delivered by each of the Oklahoma Guarantors.

3.	The Guarantees have been duly authorized by each of the Oklahoma Guarantors.
The foregoing opinion is based on and is limited to the General Corporation Act of the State of Oklahoma and the relevant federal law of the United States of America. I express no opinion with respect to the law of any other jurisdiction.
I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to any reference to me under the heading “Validity of the Exchange Notes” in the prospectus forming a part of the Registration Statement. In giving such consent, I do not hereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act. Bracewell & Giuliani LLP may rely upon this opinion as though this opinion were addressed to them.
Very truly yours,
/s/ Ronald C. Potter
Ronald C. Potter

Schedule I
Oklahoma Guarantors
Canadian Rig Leasing, Inc.
Indocorp of Oklahoma, Inc.
Pardril, Inc.
Parker Aviation, Inc.
Parker Drilling (Kazakhstan), Ltd.
Parker Drilling Company Eastern Hemisphere, Ltd.
Parker Drilling Company of Bolivia, Inc.
Parker Drilling Company of New Guinea, Inc.
Parker Drilling Company of Niger
Parker Drilling Company of Oklahoma, Incorporated
Parker Drilling Company of Singapore, Ltd.
Parker Drilling Company of South America, Inc.
Parker Offshore Resources, L.P.
Parker Technology, Inc.
Parker Tools, LLC
Parker USA Resources, LLC
PD Management Resources, L.P.
Quail Tools, L.P.
Quail USA, LLC
Selective Drilling Corporation